                                                    REGISTRATION NO. 33-64983

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 1995


                       SECURITIES AND EXCHANGE COMMISSION


                          AMENDMENT NO. 1 TO FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              LIDAK PHARMACEUTICALS
             (Exact name of registrant as specified in its charter)

                                   California
         (State or other jurisdiction of incorporation or organization)

                                   33-0314804
                      (I.R.S. Employer Identification No.)

            11077 North Torrey Pines Road, La Jolla, California 92037
                                 (619) 558-0364

        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Dr. David H. Katz, 11077 North Torrey Pines Road, La Jolla, California 92037 (Name, address, including zip code, and telephone number, including area code, of agent for service)

         Approximate date of commencement of proposed sale to the public as soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                                                                  ---
                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
                                                                             Proposed
Title of each class                                    Proposed               maximum             Amount of
 of securities to be           Amount to be       maximum offering       aggregate offering     registration
     registered                 Registered         price per share              price                fee(2)
-------------------------------------------------------------------------------------------------------------
   Class A Common
        Stock                    5,994,669             $3.9375(1)          $23,604,009.00(1)       $8,139.31
-------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 (the "Securities Act"). Pursuant to Rule 457(c), the maximum offering price per share is $3.9375, the average of the bid and asked prices of a share of the Registrant's Class A Common Stock as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System on December 7, 1995, and the maximum aggregate offering price is the product of $3.9375 and 5,994,669, the number of shares of the Registrant's Common Stock being registered hereby.

(2) The registration fee for the securities being registered hereby, has been calculated pursuant to Section 6(b) of the Securities Act and Rule 457(b) promulgated thereunder as follows: one-twenty-ninth of one percent of $23,604,009.00, the maximum aggregate offering price.

The registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                              LIDAK PHARMACEUTICALS

                    5,994,669 shares of Class A Common Stock


         This Prospectus relates to 5,994,669 shares (the "Shares") of Class A Common Stock, no par value (the "Class A Common Stock") of LIDAK Pharmaceuticals (the "Company") being offered by the Selling Shareholders listed herein or by pledgees, donees, transferees or other successors in interest that receive any of the Shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders"). Of this number of shares of Class A Common Stock, 481,651 shares were originally sold by the Company to one of the Selling Shareholders in a private placement and up to 5,513,018 shares are issuable under certain conditions upon conversion of an aggregate of $13,500,000 in principal amount of Convertible Notes ("Notes") which were sold in differing principal amounts to the Selling Shareholders in the same placement as described within.


         The distribution of the Shares by the Selling Shareholders may be effected in one or more transactions that may take place in the over-the-counter market, or such other market on which the Company's securities may from time to time be trading, including ordinary broker's transactions or through sales to one or more dealers for resale of the Shares as principals, in privately negotiated transactions, through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise) or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiates prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with such sales of the Shares. To the extent required, the specific Shares to be sold, the names of the Selling Shareholders, the purchase price, the public offering price, the names of any agent, dealer or underwriter, any applicable commission or discount with respect to a particular offering of the securities covered hereby, and other terms pertaining to any particular plan of distribution thereof and not set forth herein, will be set forth in an accompanying Prospectus supplement. Selling Shareholders may also sell the Shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the "1933 Act").

         The aggregate proceeds to the Selling Shareholders from the sale of the Shares will be the sale price of the Shares sold less the aggregate underwriters' commissions and underwriters' discounts, if any, and the expenses of distribution not borne by the Company. The Company has agreed to pay certain expenses of the sale of the Shares by the Selling Shareholders. The Company will not receive any proceeds directly from the sale of Shares by the Selling Shareholders. See "Use of Proceeds and Description of Securities." The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the 1933 Act. See "Plan of Distribution" for indemnification arrangements.

         The Selling Shareholders and any broker-dealer, agent or underwriter that participates with the Selling Shareholders in the distribution of Shares may be deemed "underwriters" within the meaning of the 1933 Act and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act.


         The Class A Common Stock of the Company is included on the National Market System of the Automated Quotation System of the National Association of Securities Dealers, Inc. ("NASDAQ") under the symbol LDAKA. On January 16, 1996, the closing bid and asked prices of the Class A Common Stock were $4.9375 and $5.00, respectively.


                              --------------------





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THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE
SUBSTANTIAL DILUTION. RISK FACTORS REGARDING THE COMPANY INCLUDE SUBSTANTIAL OPERATING LOSSES, CONTINUING NEED FOR WORKING CAPITAL AND IMMEDIATE DILUTION. (SEE "RISK FACTORS" AND "DILUTION").

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is January __, 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. Because the Company's Common Stock is traded on the NASDAQ Market, annual reports and other reports and information concerning the Company can also be inspected at the office of the National Association of Securities Dealers, Inc. at 1735 K Street N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments, incorporated documents and exhibits, referred to as the "Registration Statement"), of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company, reference is made to the Registration Statement. Statements contained herein or in any Prospectus Supplement or in any document incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or examined without charge at the public reference facilities of the Commission described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following Company documents shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of the filing of such documents:

(1)      Annual Report on Form 10-K for the year ended September 30, 1995;

(2)      Form 8-K dated November 17, 1995;


(3)      Form 8-K dated January 12, 1996

(4) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering described herein.


         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such persons, a copy (without exhibits) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to Mr. Michael H. Lorber, Chief Financial Officer, LIDAK Pharmaceuticals, (i) if by telephone to (619) 558-0364 or (ii) if by mail to 11077 North Torrey Pines Road, La Jolla, California 92037.

                                   THE COMPANY

                                     PART I

ITEM 1.  BUSINESS

GENERAL

         LIDAK Pharmaceuticals ("LIDAK" or the "Company") is a development stage company organized to engage in research, development and commercialization of innovative pharmaceutical products. The Company was incorporated in California in 1988 and since inception has operated in one business segment -- research and development of pharmaceutical products. The Company is currently focusing on the development and commercialization of 1) its patented therapeutic product n-docosanol 10% cream (LIDAKOL(TM)), as a topical treatment for oral herpes (cold sores or fever blisters), and 2) its patented Large Multivalent Immunogen ("LMI") technology as a potential immunotherapeutic vaccine treatment of malignant melanoma and other human cancers.

         During fiscal 1995, a Phase 3 clinical trial of LIDAKOL as a topical treatment for oral herpes was completed in Europe by the Company's European licensing partner, Yamanouchi Europe. Three additional Phase 3 clinical trials of LIDAKOL for the same indication conducted by the Company in the U.S. and Canada have been recently completed and results of these trials are expected in the first calendar quarter of 1986.

         To date, the Company has entered into four licensing agreements relating to the marketing of LIDAKOL. In November 1991, the Company entered into an agreement with Yamanouchi Europe, b.v., formerly Brocades-Pharma, b.v. of the Netherlands ("Yamanouchi"), under which Yamanouchi received rights to market certain topical indications of LIDAKOL in certain European and other countries. In July 1993, the Company entered into a licensing agreement with CTS Chemical Industries, Ltd. ("CTS"), a subsidiary of CTS, Ltd., located in Kiryat Malchi, Israel, under which CTS received rights to market certain topical indications of LIDAKOL in Israel. In July 1994, the Company entered into an agreement with Boryung Pharmaceuticals Company, Ltd. ("Boryung"), located in Seoul, Korea, under which Boryung received the rights to market certain topical indications of LIDAKOL in the Republic of Korea. In October 1994, the Company entered into an agreement with Grelan Pharmaceutical Co., Ltd. ("Grelan"), located in Tokyo, Japan, under which Grelan received rights to market certain indications of LIDAKOL in Japan. In each of the territories covered by the above agreements, as well as in the United States and other territories not covered by these agreements, marketing of LIDAKOL is subject to obtaining appropriate government approvals. The Company is currently seeking to enter into licensing and/or other collaborative arrangements with respect to LIDAKOL in the United States and other territories not covered by the above agreements.

         The Company's second current area of focus is the development of new therapeutic approaches to cancer and viral infections using the LMI technology. This technology involves the use of antigen-containing artificial cell membranes to stimulate the immune system's defense against cancer and viral diseases. The Company has an Investigational New Drug Application ("IND") approved by the United States Food and Drug Administration ("FDA") and anticipates initiating a Phase 1/Phase 2 clinical trial of LMI in patients with malignant melanoma in the first quarter of fiscal 1996. The Company's rights to the LMI technology, and certain other technologies, derive from a licensing agreement with Medical Biology Institute ("MBI"), a non-profit research organization founded in 1981 by Dr. David H. Katz, the founder, President and Chief Executive Officer of the Company.

         The Company has experienced significant losses since inception and its business is subject to significant risks. The Company does not expect LIDAKOL, LMI or any other of its proposed products to be available for commercial sale for several years, if at all. Assuming that the Company is successful in obtaining applicable regulatory approvals, it will still be necessary to enter into additional licensing or other collaborative arrangements with pharmaceutical or biotechnology companies which have sufficient financing and personnel resources and/or to raise substantial additional financing and hire appropriate personnel in order for the Company to successfully commercialize LIDAKOL to oral herpes in the United States. In order for the Company to successfully commercialize other indications of LIDAKOL, LMI, or any other technologies, it will be necessary to enter into additional licensing or other collaborative arrangements with pharmaceutical or biotechnology companies which will bear the cost of completing the remaining non-clinical development, the required clinical trails and regulatory approval process and marketing of such products, if approved, and/or to raise substantial additional financing and hire appropriate personnel.

         There can be no assurance that the results from the Phase 3 clinical trials of LIDAKOL in the U.S. and Canada or future clinical trials of LMI will demonstrate satisfactory efficacy and safety to support the filing of New Drug Applications ("NDA") with the FDA or other marketing approval applications with regulatory agencies outside the U.S., that the FDA and/or other regulatory agencies outside the U.S. will not require the Company to perform additional clinical trials or that the FDA and/or other regulatory agencies outside the U.S. will ultimately grant marketing approval for these products. There can be no assurance that additional non-clinical and clinical testing will demonstrate that the Company's other technologies will meet the safety and efficacy requirements to complete development and obtain appropriate regulatory marketing approvals. Furthermore, there can be no assurance that the Company will be able to raise sufficient additional capital to complete development efforts and commercialize any of its proposed products or that additional licensing arrangements can be established on terms favorable to the Company, or at all.

         The Company was incorporated in California on August 31, 1988. The Company's executive offices are located at 11077 North Torrey Pines Road, La Jolla, California 92037 and its telephone number is (619) 558-0364. See "Risk Factors--Relationship with and Dependence on Medical Biology Institute."

                                  RISK FACTORS

         The purchase of the securities offered hereby involves a high degree of risk including, but not necessarily limited to, the risk factors described below. Prospective investors should carefully review and consider the following risks as well as the other information provided in this Prospectus.

         1. Development Stage Company; Explanatory Paragraph in Independent Auditors' Report for the Fiscal Year Ended September 30, 1995; History of and Continuing Losses. The Company's independent auditors have included an explanatory paragraph in their report issued in connection with their audit of the Company's financial statements as of and for the fiscal year ended September 30, 1995 that refers to the Company's activities as those of a development stage enterprise. Through September 30, 1995 the Company has generated only limited revenues. Primarily as a result of expenses incurred in organizational and research and development activities, the Company has incurred net losses aggregating approximately $28.2 million from its inception through September 30, 1995. Since September 30, 1995 the Company has incurred operating losses, and anticipates that it will continue to incur substantial operating losses until such time, if ever, that the Company achieves significant revenue from its products. There can be no assurance that the Company will be able to successfully implement its marketing strategy or achieve significant revenues or profitable operations. Potential investors should be aware of the problems, delays, expense and difficulties encountered by any company in the developmental stage, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems relating to product development and formulation, clinical testing, regulatory compliance, production and marketing, additional costs and competition. There can be no assurance that the Company's proposed products, if fully developed and if required regulatory approvals are obtained, can be successfully marketed or that the Company will ever achieve significant revenues or profitable operations.

        2. Significant Capital Requirements; Need for Working Capital and Additional Financing. The commercialization of LIDAKOL or any of the Company's other products will require capital reserves substantially greater than those currently available to the Company. Accordingly, the Company will be required to raise additional capital and/or to collaborate with one or more large pharmaceutical companies which will provide the necessary financing and expertise to obtain regulatory approvals, complete clinical development, manufacture and market LIDAKOL or any other products for sale in the United States and certain other foreign countries. To date, the Company has entered into four such agreements relating to LIDAKOL for herpes. There can be no assurance that the Company will be able to raise additional capital or to enter into other collaborative arrangements necessary to further develop or commercialize LIDAKOL or any of its other proposed products on acceptable terms. Failure to obtain required additional financing, or to enter into additional collaborative and licensing arrangements for the continued development, manufacturing, marketing and distribution of the Company's products, would materially limit the Company's ability to finance or undertake its proposed operations. In such event, if the Company were unable to obtain from alternate sources the substantial financing necessary on acceptable terms, it would be unable to commercialize any products.


In addition, the Company is obligated to repay the Notes two years from the date of issuance to the extent not previously converted. There can be no assurance that the Company can successfully raise such capital if required. Furthermore, the Notes are convertible into a maximum of 5,513,018 shares of the Company's Class A Common Stock, with each Note limited to a pro-rata amount of such number of shares. In the event that shares of Class A Common Stock underlying a particular Note cannot be issued upon request for conversion due to the above referenced maximum share limitation, the Company is immediately obligated to repay the principal of that portion of the Note which is presented for conversion and cannot be converted plus a premium equal to 25% of such principal plus any accrued and unpaid interest. See "Descripton of Securities-Convertible Notes due 1997 and 1998," below. In such event, depending upon the dollar amount of the repayment obligation, the Company's working capital might be substantially reduced, which could occur at a time when it would be difficult for the Company to raise additional capital. Should that occur it would also likely have a materially and adverse effect on the Company.


        3. Early Stage of Research Development; Unproven Products; Possible Loss of Product Development Costs. The Company does not expect LIDAKOL for oral herpes to be available for commercial sale or use in the United States and certain foreign markets for several years, if at all. There can be no assurance that LIDAKOL or any of the Company's other proposed products will be successfully developed, proved to be safe and efficacious in clinical trials, prove to be more effective than formulated products based on existing or newly developed technologies, meet applicable regulatory standards, demonstrate substantial therapeutic benefits in the treatment of any disease, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. There can be no assurance that effectiveness of these technologies in pre-clinical studies performed in vitro or in animal models will be pertinent to the development of, or indicative of the efficacy of, a product for human use. The continued development of the Company's products, including LIDAKOL, remain subject to all the risks inherent in the development of products based on innovative technologies, including unanticipated development problems and the possible insufficiency of funds which could result in the abandonment or substantial change in the development of a specific product. The development of medical products is a lengthy and capital intensive process. The risk of failure to complete development of the Company's proposed products is substantial. Unsuccessful Phase 3 clinical trial results for proposed products or the inability to successfully complete development, or a determination by the Company, for economic or other reasons, not to undertake to complete development of a particular product, could have a material adverse effect on the Company. Such a material adverse effect with respect to unsuccessful clinical trial results for LIDAKOL for oral herpes would be virtually assured.

        4. Uncertainty of Market Acceptance; Limited Marketing Arrangements for Proposed Products. Except for its arrangement with Molecular Probes, Inc., the Company has not commenced marketing of any products to date and, at the present time, has limited marketing capabilities. Achieving market acceptance will require substantial marketing efforts and the expenditure of significant funds to inform potential consumers of the perceived benefits of the Company's proposed products. The Company has no experience in the marketing or distribution of its proposed products. Moreover, the Company does not have the financial and other resources to undertake extensive marketing and advertising activities. Accordingly, the Company intends generally to rely on marketing arrangements, including possible joint ventures, license or distribution arrangements with third parties. To date, the Company has entered into agreements with Yamanouchi, CTS, Boryung, Grelan and Molecular Probes, Inc. There can be no assurance that it will be successful in entering into similar agreements with other parties in the future or that its products can be successfully marketed.

         5. Government Regulation. The development, production, testing, manufacturing and marketing of pharmaceutical products is subject to significant regulation by governmental authorities in the United States, including the United States Food and Drug Administration (the "FDA"), and other countries. The clinical testing and regulatory approval process can take a number of years and require the expenditure of substantial resources. There can be no assurance that regulatory approval will be obtained for any of the Company's proposed products. A significant portion of the proceeds of the Company's financings are being used for research and development and clinical trials necessary for seeking such approvals for the Company's products. There is no assurance that the Company will be able to enter into additional collaborative arrangements with large pharmaceutical companies to provide the financing necessary to complete the required testing and regulatory review process for the Company's products. Further, the expenditures by the Company will be made without any assurance that approvals will be obtained and before it can be ascertained whether the Company's products can be commercialized. The inability to obtain, or delays in obtaining, such approval would adversely affect the Company's ability to commence marketing such products and could have a material adverse effect on the Company. The Company is unable to predict the extent of adverse governmental regulation which might arise from future United States or foreign legislative or administrative action.

         Moreover, the Company cannot predict with accuracy the effect of unspecified, but possible, future changes in the regulatory approval process and in the domestic health care system. Possible future changes could affect the time frame required for regulatory review and the sale prices of the Company's products, if approved for sale.

         6. Technological Change and Competition. The pharmaceutical industry is subject to rapid, unpredictable and significant technological change. Competition from universities, research institutions and pharmaceutical, chemical and bio-engineering companies may be intense. There can be no assurance that developments by the Company's competitors or potential competitors will not render the Company's proposed products obsolete. Most of such competitors or potential competitors have greater financial resources, research and development facilities and manufacturing and marketing experience than the Company. If the Company's first proposed product, LIDAKOL, is successfully developed, it will compete with one prescription product for oral herpes known to the Company currently on the market in the United States and other over-the-counter preparations, as well as other products or potential products which are or may be under development or undergoing the FDA regulatory approval process.

         7. Relationship With and Dependence on Medical Biology Institute. With the exception of LIDAKOL, the Company's technologies have been obtained by license from Medical Biology Institute ("MBI"), a nonprofit research organization founded by Dr. Katz and principally funded by research grants awarded by the National Institutes of Health. Dr. Katz serves as President and Chief Executive Officer of MBI. Under this licensing agreement (the "MBI Agreement"), the Company was granted a twenty-year exclusive worldwide license to all technology and know-how which MBI developed or had under development as of October 10, 1988, the date of the MBI Agreement, and a right of first preference to license future technology subject to restrictions, if any, in the funding agreements by which MBI develops the technology. In consideration of these rights, MBI received 2,000,000 shares of the Company's nonvoting Series A Preferred Stock, licensing fees in the amount of $900,000, 10 percent of all net license fees obtained by the Company based on licensed technology, 20 percent of all royalties paid to the Company by any sublicensee and 6 percent royalties (for patented inventions) or 3 percent royalties (for nonpatented inventions) on net sales of products based on licensed technology manufactured and marketed directly by the Company or any of its subsidiaries. In addition, if the Company failed to market on a production scale at least one product derived from a licensed technology or pay a royalty of at least $100,000 per year for the calendar year ending December 31, 1995, or any calendar year thereafter, MBI had the right to convert the license to a nonexclusive license upon six months' notice. MBI may terminate the MBI Agreement upon 180 days' notice in the event of a default thereunder by the Company which remains uncured for 90 days.

              In July 1993, the MBI Agreement was amended, and pursuant to the terms of the amendment, the Company issued 1,500,000 shares of Class A Common Stock to MBI in consideration for a 5-year extension of their exclusive technology rights (until October 10, 2013) and a 5-year postponement (until December 31, 2000) of the Company's obligation to pay minimum royalties to MBI. The shares granted to MBI pursuant to the amendment are restricted stock under the federal securities laws and do not enjoy any registration rights. Additionally, in connection with the issuance of the new shares, MBI waived all rights to 1,500,000 of its Series A Preferred Shares which were then held in escrow.

              In July 1994 the MBI Agreement was further amended to provide for future research funding and support for projects outside the realm of the initial license agreement. This amendment provides for the transfer of ownership rights for each specific project during the time it is being funded by the Company.

              There can be no assurance that the Company will have the ability to satisfy all of its obligations under the MBI Agreement, that the MBI Agreement will result in the development of any additional products or technologies, that the Company will be able to maintain its exclusivity to MBI technology, that MBI will be able to continue to receive adequate research funding, or that MBI will be able to attract and/or maintain qualified scientific or administrative personnel. Modification or termination of the MBI Agreement could have a material adverse effect on the Company.

        8. Dependence Upon Key Personnel. The Company is dependent on its executive management and scientific staff, particularly Dr. David H. Katz, its President and Chief Executive Officer. Dr. Katz also serves as President, Chief Executive Officer and a Director of MBI and devotes a portion of his time to MBI. A reduction in the amount of time Dr. Katz or other key personnel devote to the Company or the loss of any key person could have a material adverse effect upon the Company's business. The Company has entered into an employment agreement with Dr. Katz and has obtained "key-man" life insurance on the life of Dr. Katz in the amount of $1,000,000. In addition, in order to carry out its business plan, the Company will be required to retain additional qualified scientific, technical and administrative personnel. There can be no assurance that the Company will be able to attract or maintain such additional personnel.



        9.   Patents and Proprietary Rights. The Company owns five United
States and two European patents, has additional U.S. and foreign patent applications relating to the topical and systemic uses of LIDAKOL and has been granted rights under certain United States and foreign patents and patent applications relating to LIDAKOL held by a third party. In addition, the Company has been granted rights to certain United States and foreign patents and patent applications related to LMI and other technologies pursuant to the MBI Agreement. There can be no assurance that the claims in the pending patent applications will issue as patents, that any issued patents will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patent owned by the Company or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity and prevent infringement of a patent would be substantial. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate the Company's technologies or design around the patented aspects of the Company's technologies. There is no assurance the Company's proposed technologies will not infringe patents or other rights owned by others, licenses to which may not be available to the Company. In this regard, the Company was at one time negotiating to acquire another company working on an anti-viral topical therapeutic product, but such negotiations were terminated. Although there can be no assurance that this other company will not assert rights with respect to LIDAKOL in the future, the Company believes it will have meritorious defenses to any such assertions. Finally, federal NIH regulations provide that if federally-funded institutions do not timely pursue patent applications for patentable inventions, the government can exercise its right to own such inventions. This right is in addition to the government's right to use the results of government sponsored research for specified purposes. Accordingly, the Company must monitor MBI's filing of patent applications in order to protect the value of its license agreement with MBI. The MBI Agreement requires the Company to pay the costs of pursuing and obtaining patents on the licensed technology and any improvements thereto.

                 In some cases, the Company may rely on trade secrets and confidentiality agreements to protect its innovations. There can be no assurance that trade secrets will be established, that secrecy obligations will be honored or that others will not independently develop similar or superior technology. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to Company projects, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company.

         10. Dependence Upon a Limited Number of Proposed Products. The Company's principal efforts to date have been devoted to the development of LIDAKOL, LMI, FFA and hu-PBL-SCID mouse technologies. Of these products and technologies, the Company believes that LIDAKOL is the product most likely to be first available for commercial distribution; however, the Company does not expect LIDAKOL to be available for commercial sale or use in the United States and certain foreign markets for several years, if at all. The FFA assay is currently available for sale to the research community and the Company has entered into a distribution agreement with an independent, third-party distributor. The Company does not believe that revenues from the distribution of the FFA assay will materially add to the revenues of the Company for several years, if ever. Accordingly, it is not anticipated that the Company will generate any significant revenues from sales for several years.

         The failure of these products to achieve commercial viability would have a material adverse effect upon the business and financial condition of the Company.

         11.  Potential Conflicts of Interest. The Company's President and
Chief Executive Officer is also employed by MBI and serves on the board of directors of MBI. Other than LIDAKOL, it is hoped that a large part of the Company's business activities will relate to development of technologies licensed from MBI. However, conflicts could arise with respect to, among other things, the funding for development of licensed projects between the Company and MBI, as well as the terms of licenses to future developments at MBI pursuant to the Company's right of first preference to such developments. Although the decisions with respect to such matters must be approved by a majority of the members of the Board of Directors not employed by MBI, there can be no assurance that effective transactions between the Company and MBI will be advantageous to the Company, that conflicts of interest will not arise with respect to such transactions or that, if conflicts of interest do arise, they will be resolved in a manner favorable to the Company.


         12. Control by Insiders. As of December 31, 1995, the officers and directors of the Company own approximately 4.38% of the outstanding capital stock of the Company and possess approximately 7.16% of the voting power. The officers and directors of the Company are thus able, as a practical matter, to influence considerably the election of directors and thereby select the management and direct the policies of the Company. At that date, the officers and directors of the Company also held options and warrants to purchase an additional 3,718,006 shares of Class A Common Stock and 407,000 shares of Class B Common Stock.

         13. Dependence Upon Third-Party Arrangements. The Company does not have and does not expect to have in the foreseeable future the resources to manufacture or directly market on a large commercial scale LIDAKOL or any other products which it may develop. To successfully commercialize LIDAKOL or any other products it will be necessary for the Company to enter into collaborative arrangements with pharmaceutical or biotechnology companies to assist in funding development costs, including the costs of clinical testing necessary to obtain regulatory approvals, and costs of manufacturing and marketing. The Company believes that these arrangements will be more effective in promoting and distributing its products in view of the Company's limited resources and the extensive marketing networks and large promotional and advertising budgets of established pharmaceutical companies. The Company has entered into several licensing agreements which cover the clinical development, manufacturing and marketing of LIDAKOL. There can be no assurance, however, that the Company will be able to finalize any licensing or distributorship arrangements for the United States and other territories not covered by existing agreements on favorable terms or at all. The Company may ultimately determine to establish its own manufacturing and/or marketing capability, at least for certain products, in which case it will require substantial additional funds and personnel.

         14. Risks Related to Foreign Sales. The Company is subject to various risks inherent in foreign trade in connection with the continued development of LIDAKOL by foreign licensees, and the manufacture, marketing and distribution of LIDAKOL, if ever, overseas by foreign licensees. Such risks could include economic or political instability, shipping delays, fluctuations in foreign currency exchange rates, customs duties and export quotas and other trade restrictions, all of which could have a significant impact on the Company's ability to deliver its products.

         15. Possible Volatility of Stock Price. Recent history relating to the market prices of the shares of biotechnology companies in general, and the historical fluctuations in the market price of the Company's Class A Common Stock, indicates that following this offering the market price of the Company's Class A Common Stock may be highly volatile. Factors such as fluctuations in the Company's operating results, developments relating to the progress of clinical trials for the Company's products and the Company's relationships with present and potential licensees and distributors, announcements of technological innovations or new products by the Company or its competitors, and changes in market conditions and in the economy generally, may have a significant impact in the market price of the Company's Class A Common Stock. Further, the market price for the securities of many biotechnology companies have experienced wide fluctuations which were not necessarily related to the operating performance of such companies.


         16. Dilution. Purchasers of the shares of the Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares of approximately $5.04 per share or 94% based on the last reported sales price of the Company's Common Stock on January 10, 1996.


         17. Product Liability; Absence of Insurance Coverage. The testing, marketing and sale of pharmaceutical products entails a risk of product liability claims by consumers and others. Claims may be asserted against the Company by end users of any of the Company's proposed products which may be developed. The Company has obtained product liability insurance coverage for its clinical trials in the amount of $2,000,000 per incident, and aggregate, and although the Company will attempt to obtain additional product liability insurance prior to the marketing of any of its proposed products, there is no assurance that the Company will be able to obtain such insurance or, if obtained, that such insurance can be acquired at a reasonable cost or will be sufficient to cover all possible liabilities. In the event of a successful suit against the Company, lack or insufficiency of insurance coverage could have a material adverse effect on the Company. Further, certain distributors of pharmaceutical products require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for distribution. Failure to satisfy such insurance
                                     - 11 -
requirements could impede the ability of the Company to achieve broad distribution of its proposed products, which would have a material adverse effect upon the business and financial condition of the Company.


         18. Future Sales of Common Stock. All of the Company's shares of Class B Common Stock currently outstanding are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended, (the "Act") and under certain circumstances may be sold without registration pursuant to such Rule. The outstanding shares of Class B Common Stock, which will convert into Class A Common Stock upon certain sales or transfers, are eligible for sale under Rule 144. Additionally, 1,386,800 shares of Class A Common Stock, outstanding as of December 31, 1995, which were issued to MBI in July 1993 are also "restricted securities" as defined in Rule 144 of the Act and under certain circumstances are also eligible for sale without registration under such Rule. Finally, up to 5,513,018 shares of Class A Common Stock are potentially issuable upon conversion of the Notes. (See "Description of Securities - Convertible Notes Due 1997 and 1998"). The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Class A Common Stock although any substantial sale of restricted securities pursuant to Rule 144 may have an adverse effect.



         19. Effect of Outstanding Convertible Stock, Option and Warrants. As of December 31, 1995, exclusive of the Shares registered herein, there are outstanding stock options, to purchase an aggregate of 4,972,196 shares of Class A Common Stock, which have exercise prices ranging between $0.9375 to $6.75 per share, and 437,000 shares of Class B Common Stock which have exercise prices ranging between $0.0125 to $.50 per share. In addition, the Company had outstanding 283,000 shares of Class B Common Stock at that date, each share of which is convertible into one share of Class A Common Stock. In addition, the Company had outstanding at December 31, 1995, Class D and E Warrants which have exercise prices ranging from $0.20 - $1.50, which, if exercised, would result in the issuance of 1,880,021 shares of Class A Common Stock. Finally, up to 5,513,018 shares of Class A Common Stock are potentially issuable upon conversion of the Notes. (See "Description of Securities - Convertible Notes
Due 1997 and 1998").



              To the extent that these outstanding securities are exercised or converted, dilution of the percentage ownership of the Company's Shareholders will occur. See "Dilution." Sales in the public market of the Class A Common Stock underlying options, warrants and the Notes may adversely affect prevailing market prices for the Class A Common Stock. This, in turn, might adversely affect the terms upon which the Company will be able to obtain additional equity capital.


         20. Dividends Unlikely. The Company does not intend to declare or pay cash dividends in the foreseeable future. Earnings are expected to be retained to finance its business.


         21. Lack of Trading Market in Certain Jurisdictions. Although securities of the Company have been qualified for sale only in certain jurisdictions, the Company's Listed Securities are exempted from the qualification requirements for offers in the secondary market of most states because of their listing on the NMS/NASDAQ. However, the Company has not qualified the secondary offering of its securities in the state of Hawaii and Nebraska and NMS/NASDAQ exemption is not available in Hawaii. Consequently, the secondary trading of securities of the Company (including the shares of Class A Common Stock offered by this Prospectus) in Hawaii and Nebraska can only be conducted through unsolicited buy and sell orders, privately negotiated transactions, or through other exempt transactions. Similar restrictions may apply in other jurisdictions.

                                 USE OF PROCEEDS


         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Company has, however, received proceeds from the sale of the Shares and the Notes to the Selling Shareholders, which proceeds were applied to working capital. In the event and to the extent that the Selling Shareholders elect to convert the Notes, the Company will have no obligation to repay the Notes. See "Description of Securities -Convertible Notes Due 1997 and 1998" below.

                                    DILUTION


         As of September 30, 1995, the pro forma net tangible book value of the Company's Class A Common Stock was $10,309,716 or $0.34 per share of Common Stock. Pro forma net tangible book value per share represents (1) the dollar amount of total tangible assets of the Company plus (a) $1,500,000 representing the gross proceeds from the sale of 481,651 of the Shares which were sold to the Selling Shareholders in November 1995 (the "November 1995 Shares") and (b) the $13,500,000 principal of Notes, reduced by (2) the dollar amount of total liabilities at such date plus the $13,500,000 principal of Notes and divided by
(3) the number of shares of Common Stock outstanding at such date, including the November 1995 Shares. See "Use of Proceeds", "Selling Shareholders" and "Description of Securities - Convertible Notes Due 1997 and 1998." Assuming a price to the public of $5.38 per share (based upon the last reported sales price of the Class A Common Stock on NASDAQ at January 10, 1996), there will be an immediate dilution per share of $5.04 to new investors purchasing the Shares offered hereby. The dilution to be experienced by new investors will be the same regardless of the number of Shares sold relating to the November 1995 Shares because the Company would receive no consideration for the sale to new investors thereof.


         The following table illustrates the dilution per share described above:


         Assumed price to public per share  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . .  $5.38
                 Pro forma net tangible book value per share at
                 September 30, 1995, as defined above                                         0.34
                                                                                              ----
                 Increase attributable to purchase of Class A Common
                 Stock by new investors                                                       0.00
                                                                                              ----
                 Pro forma net tangible book value per share of common
                 stock at September 30, 1995 as defined above  . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .  0.34

         Dilution to new investors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . $5.04



         In the event that the Notes are converted in full at an average price per share ($2.45) that results in the maximum number of Shares issuable upon conversion (5,513,018) and such cash and shares were included in the above calculations as of September 30, 1995, the pro forma net tangible book value of Class A Common Stock at such date would be $23,809,716 or $0.66 per share. Assuming a price to the public of $5.38 per share (as described above) there would be an immediate dilution per share of $5.38 to new investors purchasing the Shares offered hereby. See "Description of Securities-Convertible Notes Due 1997 and 1998".



         At December 31, 1995, the Company also had outstanding options to purchase 4,972,196 shares of Class A Common Stock, at exercise prices ranging between $.9375 and $6.75 per share, and 437,000 shares of Class B Common Stock, at an exercise price ranging between $0.0125 and $0.50 per share. In addition, the Company had outstanding at December 31, 1995, Class D and E Warrants which have exercise prices ranging from $0.20 - $1.50, which if exercised would result in the issuance of 1,880,021 shares of Class A Common Stock. To the extent such options and warrants are exercised below the net tangible book value, there will be further dilution to the purchasers of the Shares offered hereby from the assumed public offering price.

                               SELLING SHAREHOLDER

The following table sets forth the name of the Selling Shareholders and the number of shares of Common Stock held by the Selling Shareholders as of the date of this Prospectus regardless of whether such Selling Shareholders has a present intent to sell.


-----------------------------------------------------------------------------------------------------------------------------
                                                 NUMBER OF
                                                 SHARES OF        % HELD                     NUMBER OF SHARES
                                               COMMON STOCK      PRIOR TO        COMMON       OF COMMON STOCK      % HELD
                            RELATIONSHIP      OWNED PRIOR TO     OFFERING     STOCK TO BE     OWNED AFTER THE       AFTER
          NAME              WITH COMPANY       THE OFFERING         (1)           SOLD           OFFERING         OFFERING(1)
-----------------------------------------------------------------------------------------------------------------------------
  GFL Advantage Fund      Investor                 3,136,067          8.65%     3,136,067                 0            0.00
  Limited
-----------------------------------------------------------------------------------------------------------------------------

  GFL Performance Fund    Investor                   408,372          1.13%       408,372                 0            0.00
  Limited
-----------------------------------------------------------------------------------------------------------------------------
  Genessee Fund Limited
  Portfolio B             Investor                 1,225,115          3.38%     1,225,115                 0            0.00
-----------------------------------------------------------------------------------------------------------------------------
  Capital Ventures
  International           Investor                 1,225,115          3.38%     1,225,115                 0            0.00
-----------------------------------------------------------------------------------------------------------------------------



(1) Based on total amount of Common Stock outstanding as of December 31, 1995, plus the number of Shares covered by this Prospectus (5,994,669), assuming full conversion of the Notes (see "Dilution").

                              PLAN OF DISTRIBUTION

The distribution of the Shares by the Selling Shareholders may be effected in one or more transactions that may take place in the over-the-counter market, or such other market on which the Company's securities may from time to time be trading, including ordinary broker's transactions or through sales to one or more dealers for resale of the Shares as principals, in privately negotiated transactions, through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise) or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If the Selling Shareholders effect such transactions by selling Shares through underwriters, dealers or agents, such underwriters, dealers or agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom they may act as agent. The Selling Shareholders and any such underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the 1933 Act. Selling Shareholders may also sell Shares pursuant to Rule 144 under the 1933 Act. Brokers or dealers acting in connection with the sale of the Shares may receive fees or commissions in connection therewith. The Company will not receive any of the proceeds from the sale by the Selling Shareholders of Shares.

                 At the time a particular offer of Shares is made pursuant to the Offering, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Shareholders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of Shares.

                 Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of Common Stock may not simultaneously engage in market marking activities with respect to such shares of Common Stock for a period of nine business days prior to the commencement of such distribution, subject to certain exceptions. In addition and without limiting the foregoing, the Selling Shareholders any other person participating in the distribution of Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any Shares by the Selling Shareholders or any other such person. All of the foregoing may affect the marketability of the Shares.

                 The Company has agreed with the Selling Shareholders to file the Registration Statement of which this Prospectus is a part with the Commission, and has agreed with the Selling Shareholders to keep the Registration Statement effective until such date that is three years after the date that the Registration Statement is first ordered effective by the Commission or such earlier time as all of the Shares have been sold. The Company will pay all of the expenses incident to the registration of the Shares and certain other expenses related to the Offering. The Company has agreed to indemnify the Selling Shareholders against certain liabilities they may incur in connection with the issuance and sale of the Shares, including liabilities under the 1933 Act.

                 In order to comply with certain states' securities laws, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                            DESCRIPTION OF SECURITIES

COMMON STOCK


         The Company is authorized to issue 99,490,000 shares of Class A Common Stock, no par value, 30,470,132 of which were issued and outstanding at December 31, 1995, and 510,000 shares of

Class B Common Stock, no par value, 283,000 of which were issued and outstanding at December 31, 1995.


         Holders of Class A Common Stock and Class B Common Stock have equal rights to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

         Holders of Class A Common Stock have one vote for each share held of record and holders of Class B Common Stock have five votes for each share held of record on all matters to be voted on by the Shareholders. The Class A Common Stock and Class B Common Stock vote as one class on all matters requiring stockholder approval except that under California law the affirmative vote of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, is required for any amendment to the Company's Articles of Incorporation which would alter or change the powers, preferences or special rights of, or increase or decrease the number of shares of, or create a new class or series of shares having rights, preferences or privileges prior to, each respective class of the Company's common stock. Therefore, the present holders of the Class B Common Stock, which possess a majority of voting rights, may elect a majority of the Company's directors and authorize certain corporate transactions without the concurrence of the public Shareholders.

         Holders of both classes of Common Stock are entitled upon liquidation of the Company to share ratably in the net assets available for distribution subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of both classes of Common Stock are not redeemable and have no preemptive or similar rights. The Class B Common Stock may be converted into Class A Common Stock on a share for share basis at any time at the election of the holder and will automatically convert into Class A Common Stock upon sale or transfer other than to another holder of Class B Common Stock.

PREFERRED STOCK

The Company is authorized to issue up to 10,000,000 shares of Preferred Stock containing such rights, preferences, privileges and restrictions as the Company's Board of Directors may determine.

CONVERTIBLE NOTES DUE 1997 AND 1998


In November 1995, December 1995 and January 1996, the Company sold $7,500,000, $3,000,000 and $3,000,000, respectively in principal amount of Convertible Notes ("Notes") for an aggregate total of $13,500,000. The Notes bear interest of 7%, payable quarterly, with the principal due and payable two years from the date of issue if and to the extent that the Notes are not previously converted. The Notes are convertible at the option of the holder (subject to the maximum share and timing limitations set forth below) into Class A Common Stock at a price equal to 80% of the average closing bid price for the Class A Common Stock on the NASDAQ for the seven trading days prior to the date of conversion. The conversion schedule with respect to $10.5 million of the principal amount of the Notes is as follows: One third may be converted 15 days, 45 days and 65 days, respectively, after the effective date of the Registration Statement of which this Prospectus is a part. The conversion schedule with respect to $3.0 million of the principal amount of the Notes is as follows: One third may be converted 30 days, 60 days and 90 days, respectively, after the effective date of such Registration Statement.

         The $13.5 million of Notes are convertible into an aggregate maximum of 5,513,018 shares of the Company's Class A Common Stock at the option of the holders, with each individual Note limited to a pro-rata amount of such number of shares. To the extent the Notes are not converted they are due and payable two years from the issue date.

         In the event that shares of Class A Common Stock underlying a particular Note cannot be issued upon request for conversion due to the above referenced maximum share limitation, the Company is immediately obligated to repay the principal of that portion of the Note which is presented for conversion which cannot be converted plus a premium equal to 25% of such principal plus any accrued and unpaid interest. At its option, the Holder(s) of $3.0 million of the principal amount of the Notes can require the Company to issue shares of Class A Common Stock at their then fair market value in exchange for the above-referenced principal and premium payment.
See "Dilution", above.


DIVIDEND POLICY

         The Company does not anticipate paying cash dividends on its common stock in the foreseeable future.

                                  LEGAL MATTERS

         The validity of the securities offered hereby have been passed upon for the Company by Baker & McKenzie, San Diego, California.

                                     EXPERTS

         The financial statements of the Company at September 30, 1994 and 1995 and for each of the three years in the period ended September 30, 1995 and for the period from August 31, 1988 (inception) to September 30, 1995, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report includes an explanatory paragraph referring to the status of the Company as a development stage enterprise), and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY COMMON STOCK IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated cumulative expenses of this offering of all which are to be paid by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

SEC Registration Fee                                                     $ 8,139.31(1)
Accounting Fees and Expenses                                              10,000.00
Legal Fees and Expenses                                                   10,000.00
Miscellaneous Expenses                                                     1,000.00
                                                                         ----------
Total                                                                    $29,139.31

_______________

(1)      Registration Fee paid upon the initial filing of this Registration
         Statement.

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 204(a)(10) and (11), 204.5 and 317 of the California General Corporation Law which covers the indemnification of directors, officers, employees and agents of a corporation is hereby incorporated herein by reference. Reference is made to Article 6 of Registrant's Restated Articles of Incorporation and Section 3.15 of Registrant's By-Laws which provide for indemnification by the Registrant in the manner and to the full extent permitted by California law.

         Beginning August 10, 1992, the Company has maintained directors' and officers' liability insurance with policy limits of $5,000,000. The policy covers 100 percent of losses arising from, among other things, claims of breach of duty, neglect, error, alleged misstatement, misleading statement or omission by the directors and officers in their capacity as such. Payment for loss would be made to or on behalf of the Company where the Company is required or permitted to indemnify directors or officers for covered losses pursuant to statutory or common law, the Articles of Incorporation or Bylaws of the Company or by agreement. The policy provides for retention of $5,000 per director or officer, subject to a maximum of $10,000 for each loss, except in the case of payment for loss to or on behalf of the Company, in which case the retention is $100,000.

ITEM 16.         EXHIBITS.

Exhibit
Number
------

4.1 Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration statement on Form S-1, Registration No. 33-49082);

5.1 Opinion of Baker & McKenzie as to legality of securities being registered (previously filed);

23.1             Independent Auditors' Consent;

23.2             Consent of Counsel (Contained in Exhibit 5.1);

24               Power of Attorney (included on signature page).

ITEM 17.         UNDERTAKINGS

         The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         The undersigned Registrant hereby undertakes:

         1. The file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                 iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         2. That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Restated Articles of Incorporation and By-Laws of the Registrant, the California General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by
                                     II - 2
such director, officer or controlling person in connection with the securities being registered the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in La Jolla, California, on January 13, 1996.


                                        LIDAK PHARMACEUTICALS

                                        By:     David H. Katz, M.D.
                                                ------------------------------
                                                David H. Katz, M.D.
                                                President and Chief Executive
                                                Officer

                                Power of Attorney

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints David H. Katz and Daniel J. Paracka and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Form S-3 Registration Statement of Lidak Pharmaceuticals, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates so indicated.

                   Signature                                 Title                           Date
                   ---------                                 -----                           ----


              David H. Katz, M.D.               President-Chief Executive Officer      January 13, 1996
       -------------------------------          and Director
              David H. Katz, M.D.


               Michael H. Lorber                Vice President, Chief Financial        January 13, 1996
       -------------------------------          Officer (Principal Financial and
               Michael H. Lorber                Accounting Officer) and Secretary


          Helmer P.K. Agersborg, Jr.            Director                               January 13, 1996
       -------------------------------
          Helmer P.K. Agersborg, Jr.


              William N. Jenkins                Director                               January 13, 1996
       -------------------------------
              William N. Jenkins


               Kenneth E. Olson                 Director                               January 13, 1996
       -------------------------------
               Kenneth E. Olson


               Daniel J. Paracka                Director                               January 13, 1996
       -------------------------------
               Daniel J. Paracka


               Stuart A. Samuels                Director                               January 13, 1996
       -------------------------------
               Stuart A. Samuels


             Sidney N. Towle, Jr.               Director                               January 13, 1996
       -------------------------------
             Sidney N. Towle, Jr.

                                INDEX TO EXHIBITS

Exhibit
Number       Description
------       ------------------------------------------------

 4.1 Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration
             Statement on Form S-1, Registration No. 33-49082)


 5.1         Opinion of Baker & McKenzie as to
             legality of securities being registered, (previously filed)

23.1         Independent Auditors' Consent

23.2         Consent of Counsel (included on
             Exhibit 5.1, hereto)

24           Power of Attorney (included on
             signature page)